February 18, 2008

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Awaiting Regulatory Comments on Pending Merger with CapitalSource

LINCOLN, NE – February 18, 2008 — The Board of Directors of TierOne Corporation (“TierOne”) (NASDAQ: TONE) announced today that it reaffirms its commitment to complete its merger transaction with CapitalSource Inc. (“CapitalSource”) and is now awaiting additional comments on the merger application from its federal regulatory agency.

The terms of the Merger Agreement between CapitalSource, a Maryland-based specialty finance lender, and TierOne require numerous approvals, including approval by the Office of Thrift Supervision (“OTS”), before the transaction can close.

The regulatory review process was initiated following CapitalSource’s formal filing of an Application for Merger with the OTS last summer. Since the filing, TierOne and CapitalSource have been working with officials at the OTS in facilitating the regulatory agency’s review process.

While a provision within the Merger Agreement does allow either TierOne or CapitalSource to unilaterally terminate the agreement after February 17, TierOne does not plan to terminate the transaction at the present time.

TierOne Corporation is the parent company of TierOne Bank, a $3.5 billion federally chartered savings bank and the largest publicly-traded financial institution headquartered in Nebraska. Established in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas and nine loan production offices located in Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan, including issues associated with the growth of a more diversified loan portfolio; unanticipated issues associated with increases in the levels of losses, customer bankruptcies, claims and assessments; unanticipated issues that may arise relative to loan loss provisions and charge offs in connection with the Company’s audit for the year ended December 31, 2007; unanticipated issues affecting the Company’s proposed acquisition by CapitalSource Inc., including our businesses may not be integrated successfully or such integration may take longer to accomplish than expected, conditions precedent to the merger may not be satisfied or the merger agreement may be terminated pursuant to its terms, or the required regulatory approval of the merger may not be obtained; as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

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